Manager Directed Portfolios

Distribution and Shareholder Servicing (Rule 12b-1) Plan
On behalf of the
Funds managed by Corbyn Investment Management, Inc.

The following Distribution and Shareholder Servicing (Rule 12b-1) Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, by Manager Directed Portfolios (the “Trust” or “MDP”), a Delaware statutory trust, on behalf of the classes of shares (each, a “Class”) of the portfolios of the Trust (the “Funds”) set forth on Exhibit A, as may be amended from time to time.
I.    PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES
For each Class, a Fund may pay the Fund’s distributor (the “Distributor”) or other entities as approved by the Trust’s Board of Trustees such as other principal underwriters, the Fund’s investment adviser (“Adviser”), broker-dealers, financial intermediaries (which may include banks) and other parties that enter into a distribution, underwriting, selling or service agreement with respect to shares of such Class (each, a “Recipient”) distribution and shareholder servicing fees in the amounts provided on Exhibit A. The Distributor may pay all or a portion of these fees to any Recipient who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement, a form of which is attached as Exhibit B. The Fund, the Distributor, the Adviser or other parties also may incur expenses in connection with the distribution or marketing and sale of the Fund’s shares that may be paid or reimbursed under the Plan. To the extent not so paid by the Distributor, such amounts may be retained by the Distributor for future payment of distribution-related expenses.
The aggregate amount of fees and expenses to be paid by a Fund pursuant to this Plan with respect to any Class shall be the amount calculated in the percentage per annum of the average daily net assets attributable to such Class as set forth on Exhibit A. The distribution and shareholder servicing fee payable with respect to any Class shall not exceed the maximum distribution and shareholder servicing fee per annum set forth on Exhibit A with respect to that Class. Payment of these fees shall be made monthly promptly following the close of the month, or at such other intervals as the Trust’s Board of Trustees may determine.
Payments under this Plan are not tied exclusively to actual distribution and/or service fees and expenses incurred, and payments under this Plan may exceed (or be less than) actual fees and expenses incurred.
Amounts paid under this Plan represent compensation for distributing and servicing the shares of the Class. Covered activities and expenses include, but are not limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, the printing and mailing of marketing material, and administrative, shareholder services and other support services provided by financial intermediaries.
II.OTHER PAYMENTS
The Adviser, the Distributor, any other Recipient or any of their affiliates may pay expenses incurred in connection with the distribution or marketing and sale of a Fund’s shares, including the activities set forth above, out of their advisory fee revenues, profits or other resources. The Adviser and such other parties may also make payments to third parties out of their advisory or other fees, including payments for sub-transfer agent or shareholder services. To the extent that any payments are made by the Adviser or other party set forth above, including payments made by the Adviser to financial intermediaries, are deemed to be indirect financing of any activity primarily intended to result in the sale of Trust shares within the meaning of Rule 12b-1, such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1 of this Plan.
III.WRITTEN AGREEMENTS
All agreements with any person relating to this Plan shall be in writing, and any agreement relating to this Plan shall:

•describe the services to be performed by the Recipient;
•specify the amount of, or the method for determining, the compensation to the Recipient;
•provide that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to this Plan (the “Disinterested Trustees”), on not more than 60 days’ written notice to the other party to the agreement; and
•provide that it shall automatically terminate in the event of its assignment.
The form of dealer agreement attached as Exhibit B has been approved by the Board of Trustees in accordance with the requirements of Rule 12b-1.
IV.    QUARTERLY REPORTS
The Distributor and/or the Trust’s administrator shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.
V.    APPROVAL BY TRUSTEES AND CONTINUANCE OF PLAN
This Plan shall become effective with respect to each Class after approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Class for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Class from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated with respect to the Class at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of the Class, or by vote of a majority of the Disinterested Trustees.
VI.    SELECTION OF DISINTERESTED TRUSTEES
During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.
VII.    AMENDMENTS
All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Class described in Section 1 of this Plan without the approval by a vote of holders of at least a majority of the outstanding voting securities of that Class.
VIII.    RECORDKEEPING
The Trust shall preserve copies of the Plan, all agreements related to the Plan and all reports made pursuant to Section 4 for a period of not less than six years from the date of this Plan, the Rule 12b-1 agreement or such reports, as the case may be, the first two years in an easily accessible place.
Adopted: November 8, 2021

Exhibit A
List of Funds and Classes
This Plan is adopted by MDP with respect to the Class of shares of the Funds set forth in the following table:

Name of Fund and Share Class (if applicable)	Rule 12b-1 Fee (as a percentage of the average daily net assets of the applicable share class of the Fund)	Effective Date
Greenspring Income Opportunities Fund – Retail Shares	0.25%	November 8, 2021

Quasar Distributors, LLC
DEALER AGREEMENT

This Agreement is made effective as of this ____ day of _________________, 20___, by and between Quasar Distributors, LLC (“Quasar”), a Delaware limited liability company, and _________________________________ (“Dealer”), a ______________ corporation.

WHEREAS, The Greenspring Fund, a ____________ (the “Fund Company”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and currently offers for public sale shares of common stock (“Shares”) in the separate series of the Fund Company listed on Schedule A, as may be amended from time to time (each, a “Fund”).

WHEREAS, Quasar serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement.

WHEREAS, Dealer desires to serve as a selected dealer for the Shares of the Funds.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Quasar and Dealer agree as follows:

1. Selected Dealer. Dealer shall offer and sell Shares only at the public offering price currently in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund (“Prospectus”). The Dealer shall act only as agent on behalf of its customers (“Customers”) in such transactions and shall not have authority to act as agent for the Funds, for Quasar, or for any other dealer in any respect. All purchase orders are subject to acceptance by Quasar and the relevant Fund and become effective only upon confirmation by Quasar or an agent of the Fund. In its sole discretion, either the Fund or Quasar may reject any purchase order and may, provided notice is given to Dealer, suspend sales or withdraw the offering of Shares entirely.

2. Procedures for Purchases. The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

Dealer shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange is open for business and a Fund’s net asset value is determined (“Business Day”). Dealer shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by Dealer prior to the latest time at which a Fund’s net asset value is to be calculated as determined by its Board of Directors/Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day (“Close of Trading”), such orders shall be treated as having been received on that Business Day. If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Dealer on such Business Day.

All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund’s Prospectus.

3. Settlement and Delivery for Purchases. Transactions shall be settled by Dealer by payment in federal funds of the full purchase price to the Fund’s transfer agent in accordance with applicable procedures. If payment for Shares is not received by the Fund’s transfer agent within the time specified, the sale may be canceled forthwith without any responsibility or liability on Quasar’s part or on the part of the Funds to Dealer or its Customers. In addition, Dealer will be responsible to the Fund and/or Quasar for any losses suffered on the transaction.

4. Procedures for Redemption, Repurchase and Exchange. Redemption or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund’s Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

5. Compensation. On each purchase of Shares by Dealer from Quasar, Dealer shall be entitled to receive such dealer allowances, concessions, finder’s fees, sales charges, discounts and other compensation, if any, as described and set forth in each Fund’s Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund’s Prospectus. To obtain any such reductions, Quasar must be notified when a sale takes place that would qualify for the reduced charge. If any Shares sold by Dealer under the terms of this Agreement are redeemed by a Fund or tendered for redemption or repurchased by a Fund or by Quasar as agent within seven business days after the date Dealer purchased such Shares, Dealer shall notify Quasar in writing and shall forfeit its right to any discount or commission received by or allowed to Dealer from the original sale. Dealer shall not be entitled to any compensation for its services under any 12b-1 plan in effect for a Fund unless Dealer has signed a related agreement.

6. Expenses. Dealer shall bear all expenses incurred in connection with its performance of this Agreement.

7. Dealer Registration.

(a) Dealer represents and warrants that (i) it is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”) or is exempt from registration as a broker-dealer under the 1934 Act, (ii) it is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, (iii) if it sells Shares in additional states or jurisdictions in the future, will become qualified to act as a dealer in each such state or jurisdiction prior to selling any Fund Shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund Shares.

(b) Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement. Dealer shall notify Quasar immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(c) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and that it shall abide by the Conduct Rules of FINRA. Dealer shall notify Quasar immediately in the event of its expulsion or suspension from FINRA.

(d) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation (“SIPC”) in good standing and shall notify Quasar immediately of any changes in Dealer’s status with SIPC.

8. Compliance With Federal and State Laws.

(a) Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities laws. In connection with sales and offers to sell Shares, Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related SAI. Quasar shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Quasar herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

(b) Quasar shall, from time to time, inform Dealer as to the states and jurisdictions in which Quasar believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. Dealer shall not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

(c) Quasar assumes no responsibility in connection with the registration of Dealer under the laws of the various states or under federal law or Dealer’s qualification under any such law to offer or sell Shares.

9. Unauthorized Representations. No person is authorized to make any representations concerning Shares of a Fund except those contained in the Prospectus, SAI and printed information issued by each Fund or by Quasar as information supplemental to each Prospectus. Quasar shall, upon request, supply Dealer with reasonable quantities of Prospectuses and SAIs. Dealer shall not use other advertising or sales material relating to the Funds unless approved by Quasar in advance of such use. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

10. Confirmations. Dealer shall send confirmations of orders to its Customers as required by Rule 10b-10 of the 1934 Act. In the event the Customers place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Fund’s transfer agent.

11. Records. Dealer shall maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its Customers, and upon the reasonable request of Quasar, or of the Funds, to make these records available to Quasar or the Fund’s administrator as reasonably requested. On orders placed directly with the Fund or its agents, the Fund’s transfer agent will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

12. Taxpayer Identification Numbers. Dealer shall obtain any taxpayer identification number certification from its Customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide Quasar or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

13. Indemnification.

(a) Dealer shall indemnify and hold harmless Quasar, each Fund, the transfer agent and administrator of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) arising from, related to or otherwise connected with any breach by Dealer of any provision of this Agreement.

(b) Quasar shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys’ fees) arising from, related to or otherwise connected with any (i) breach by Quasar of any provision of this Agreement or (ii) any untrue statement or alleged untrue statement of any material fact cotained in the Prospectus, SAI and printed information of the Fund or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph (c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

14. No Agency Created. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of any of the Funds or of Quasar, and Dealer is not authorized to act for Quasar or for any Fund or to make any representations on Quasar’s or the Funds’ behalf. Dealer acknowledges that this Agreement is not exclusive and that Quasar may enter into similar arrangements with other broker-dealers.

15. Term, Termination, Assignment and Amendment.

(a) Either party to this Agreement may terminate this Agreement by giving ten days’ written notice to the other.

(b) This Agreement shall terminate automatically with respect to any Fund if (i) Dealer files a petition in bankruptcy, (ii) a trustee or receiver is appointed for Dealer or its assets under federal bankruptcy laws, (iii) Dealer’s registration as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (iv) Dealer’s FINRA membership is suspended or revoked, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Dealer, or (vi) the Distribution Agreement between Quasar and a Fund is terminated (including as a result of an assignment). This Agreement also shall terminate automatically in the event of its “assignment,” within the meaning of the 1940 Act.

(c) Termination of this Agreement by operation of this Paragraph 15 shall not affect any unpaid obligations under Paragraphs 3, 5, or 6 of this Agreement or the liability, legal and indemnity obligations set forth under Paragraphs 7, 8, or 13 of this Agreement.

(d) This Agreement may be amended by Quasar upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon effecting any purchases of Shares for its own account or on behalf of any Customer's accounts following Dealer's receipt of such notice.

16. Notices. Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Quasar shall be sent to:
Quasar Distributors, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101

notice to Dealer shall be sent to:
____________________
____________________
____________________

17. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18. Governing Law. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Wisconsin, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20. Confidentiality. Quasar and Dealer shall preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Dealer or Quasar may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Dealer or Quasar, or as may be required by law. Both parties shall use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

21. Anti-Money Laundering Program. Dealer represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act (the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization. Dealer further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Dealer’s AML books and records.

22. Market Timing. Dealer represents that it has and will maintain policies and procedures to detect and prevent any market timing transaction that contravenes the restrictions or prohibitions on market timing, if any, as found in the Funds’ Prospectus and/or SAI. Dealer acknowledges that it is responsible for the sales activities of its licensed representatives including, among other things, improper trading activity in violation of the terms and conditions of the Fund’s Prospectus.

23.    Shareholder Information Agreement. If the Dealer is a “financial intermediary” other than a “indirect financial intermediary” each as defined in Rule 22c-2, Dealer shall enter into the Rule 22c-2 Shareholder Information Agreement, substantially in the form attached hereto, with Quasar contemporaneously with the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

    QUASAR DISTRIBUTORS, LLC

    By:
     Mark Fairbanks, Vice President

    DEALER

    By:
    Type Name:

Schedule A

Names of Funds

Greenspring Income Opportunities Fund GRIOX

Rule 12b-1 Related Agreement

_______________, 20___

Quasar Distributors, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101

_______________________________
_______________________________
_______________________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution (Rule 12b-1) Plan (the “Plan”) adopted by The Greenspring Income Opportunities Fund (the “Company”) on behalf of certain series of the Company (each such series for which a Plan has been adopted and is in effect, the “12b-1 Funds”) pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and a form of this Rule 12b-1 Related Agreement (this “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Company, including a majority of the Board of Trustees who are not “interested persons” of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Related Agreement (the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the 12b-1 Funds’ shareholders.

1.    To the extent you provide distribution and marketing services in the promotion of the 12b-1 Funds’ shares or services to the 12b-1 Funds’ shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the 12b-1 Funds and assisting in changing account designations and addresses, we shall pay you a fee at the times and in the amounts set forth on Schedule A. We reserve the right to increase, decrease, or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any applicable rules of the Financial Industry Regulatory Authority

2.    You shall furnish us with such information as shall reasonably be requested either by the Board of Trustees of the 12b-1 Funds or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.    We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.    This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Trustees, in either case on 60 days’ written notice and without payment of any penalty. In addition, this Rule 12b-1 Agreement shall be terminated by any act that terminates the Plan or the Distribution Agreement between the Company and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.    This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect until terminated in accordance with Section 4 so long as continuance of the Plan is approved at least annually by a vote of the Board of Trustees of the Company and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC
on behalf of The Greenspring Fund

By:
Mark Fairbanks, Vice President

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)
By:
(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement

For all services rendered pursuant to the Dealer Agreement between the parties, you shall be entitled to receive a fee based on the average daily net assets of the Investor Class shares of the 12b-1 Funds that are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the 12b-1 Fund or its agent, designate your firm as the customer’s dealer or service provider of record (the “Applicable Shares”). The amount of the 12b-1 fee for each 12b-1 Fund is described and set forth in each 12b-1 Fund’s current prospectus.

You shall provide an invoice on a monthly or quarterly basis to the 12b-1 Funds’ investment advisor setting forth the average daily net assets of the Applicable Shares of each 12b-1 Fund for the applicable invoice period and the applicable 12b-1 fee for each such 12b-1 Fund. The Fund’s investment advisor shall thereafter make or cause payment to be made to you within 30 days after receipt of a proper invoice. Invoices to the Fund’s investment advisor shall be sent to Corbyn Investment Management, Inc., 2330 West Joppa Road, Suite 110, Lutherville MD 21093. If you do not deliver a proper invoice for a particular month or quarter to the Fund’s investment advisor within 90 days of such month or quarter, as applicable, you shall no longer be entitled to receive a 12b-1 fee for such month or quarter, as applicable.